Exhibit 1.2

                                                                       CITIBANK.
CItibank International plc                                 A member of Citigroup

4 Harbour Exchange, 2nd Floor                        Switchboard : 020 7986 4000
London E14 9GE                                           Telex : 299831 CITIUK G
Registered mark of Citibank, N.A

                                                             11th February  2003

The Directors
Dynea Chemicals Oy
Snellmaninkatu 13
FIN-00170 Helsinki
Finland
Attn:  Mr F. Frankenhauser

Dear Sirs

Credit agreement dated 7th August 2000 made between, among others, Dynea Chemicals Oy, certain banks, Citibank International plc as facility agent and security trustee, Citibank, N.A. as issuing bank and Salomon Brothers International Limited as lead arranger (as amended, supplemented or restated from time to time, the Senior Credit Agreement")

We refer to the Senior Credit Agreement. Words and expressions defined therein or in Schedule 1 hereto have the same meaning when used herein. We write in our capacity as the Facility Agent on the instructions of the Majority Banks. We also refer to the presentation that you gave to the Banks on 16th January 2003 and your letter dated 22 January 2003 requesting the amendment and waiver of certain provisions of the Senior Credit Agreement.

It is acknowledged that you have made a Disposal of the Oilfield Chemicals Business for gross proceeds of approximately EUR 75,000,000 and Net Cash Proceeds of approximately EUR 55,000,000 where (1) EUR 20,000,000 is to be retained by the Group to pay expenses (as to EUR 5,000,000) and Taxes (as to EUR 15,000,000) relating, in each case, to such Disposal, (2) EUR 35,000,000 of such Net Cash Proceeds is to be applied in funding the acquisition by the Group of the Chemitec Companies and (3) the balance is to be applied in the prepayment of the Term Loan Facilities in accordance with the order of application set out in Clause 7.10 of the Senior Credit Agreement;

On our receipt of your counter-signature to the enclosed copy of this letter and the satisfaction of the condition set out below it is hereby agreed as follows:

(i) the Senior Credit Agreement shall be amended as set out in Schedule 1 hereto;

(ii)    any breaches of the financial undertakings set out in Clauses 12.5.1(a),
        (b), (c) and (d) of the Senior Credit Agreement which may have occurred in relation to the 12 month period ending 31st December 2002 are hereby waived; and

(iii) that compliance with Clause 4.5.3 of the Senior Credit Agreement is waived for the Financial Years of Neste ending 31st December 2003 and 31st December 2004.

The condition referred to above is that Issueco makes a new Issueco Loan to Neste or subscribes for new shares in Neste where such shares are subject to the Share Charge granted by Issueco, in each case, in cash in an aggregate amount of at least EUR 35,000,000 and, to the extent necessary, Neste applies an amount thereof in prepayment of the Term Loan Facility such that the amount applied in prepayment of the Term Loan Facility from the Net Cash Proceeds referred to above and the proceeds of such Issueco Loan or subscription for shares is not less than an aggregate amount of EUR 25,000,000.
We confirm that the Majority Banks have agreed to the above amendments and waivers.

You hereby agree to pay to us on the date falling 5 Business Days after the date of this letter for the account of each relevant Bank, an amendment fee equal to
0.125 per cent. of the Commitment of each Bank as at the date of this letter that has agreed to the amendments and waivers set out herein.
Furthermore, you hereby agree:

(i) that as soon as reasonably practicable after the Group acquires the Chemitec Companies, the Security Trustee shall, to the extent permitted under any applicable laws, receive a duly executed Share Charge in respect of all the share capital of each Chemitec Company (other than the 1% nominee shareholding held outside of the Group in respect of SCP Dynea do Brasil) together with such documentation as it shall reasonably require in order to evidence due execution thereof;

(ii) you will use all reasonable endeavours to procure that by 31 March 2003, the Auditors certify to you the amount of the Taxes payable in respect of the Disposal of the Oilfields Chemical Business; and

(iii) in the event that the amount so certified pursuant to (ii) above is less than EUR 15,000,000 and, on the basis of the Taxes payable as so certified, the Net Cash Proceeds in respect of the Disposal of the Oilfields Chemical Business exceed EUR 60,000,000, an amount equal to the amount by which such Net Cash Proceeds exceed EUR 60,000,000 shall as soon as practicable be applied in prepayment of the Term Loan Facilities in accordance with the order of application set out in Clause
        7.10 of the Senior Credit Agreement.

You also agree that for the purposes of the Senior Credit Agreement, this letter shall be a Financing Document. Save as amended by this letter, the terms of the Senior Credit Agreement shall continue in full force and effect. Please sign and return the enclosed copy of this letter in order to indicate your agreement to the above. This letter is governed by English law.

Yours faithfully


/s/ Sonia Gosparini, /s/ Alan Gibb
---------------------------------------------------
for and on behalf of
CITIBANK INTERNATIONAL plc
as Facility Agent



We hereby agree to the above.



/s/ Eero Sihronen, /s/ Filip Frankenhaeuser       Date: February 11, 2003
-------------------------------------------             ------------------------
For and on behalf of
DYNEA CHEMICALS OY

                                    SCHEDULE
                      AMENDMENTS TO SENIOR CREDIT AGREEMENT

Clause references are to clauses of the Senior Credit Agreement.

1. In Clause 1.1, the following definitions shall be added in alphabetical order:

"Chemitec Companies" means each of Dynea Erkner GmbH, Dynea France SA, Dynea Resins France SAS, Dynea A/S, Dynea Aycliffe Ltd, Chemitec do Brasil LTDA, SCP Dynea do Brasil and Dynea Holding BV, The Netherlands;

"Chemitec Proceeds" means the proceeds of an Issueco Loan or a subscription for new shares in Neste by Issueco in an aggregate amount of EUR 35,000,000 made at or about the time of the acquisition of the share capital of the Chemitec Companies by a Group Company;

"Subscription Proceeds" means the proceeds of a subscription for new shares in Neste by Issueco where such shares are subject to a Share Charge executed by Issueco.

2. In Clause 1.1, in the definition of EBITDA the following sentence shall be added at the end of the definition:

"In addition, in computing EBITDA for any 12 month period there shall be added
(1) up to a maximum of EUR10,000,000 of the proceeds of any Issueco Loan or any Subscription Proceeds (other than, in either case, any of the same which constitute Chemitec Proceeds) made in cash during such period and (2) in the event that the Group acquires Chemitec Companies on or before 31 March 2003, the earnings before interest, tax depreciation and amortisation of the Chemitec Companies (computed, mutatis mutandis, on the same basis as EBITDA) for any part of such period falling on or after 1 January 2003 and before the date the Group acquired the Chemitec Companies."

3.      In Clause 1.1, in the definition of "Cashflow":

        (i) in existing paragraph (l) after the words "or other similar Taxes" there shall be added the words "(other than Taxes paid in respect of the Disposal of the Oilfield Chemicals Business up to an aggregate maximum amount of EUR 15,000,000)"; and

       (ii) a new sub-paragraph (l) shall be added as set out below and the existing sub-paragraphs (including the existing paragraph
              (l)) be redesignated accordingly:

              "(l) plus any Chemitec Proceeds received in cash by a Group Company in such period save to the extent the same are applied in prepayment of the Term Loan Facilities;"

4. In Clause 1.1, in the definition of "Surplus Cash" the following shall be added at the end of the definition:

"provided that in computing Cashflow for the above purposes, no account shall be taken of paragraph (l) of the definition thereof or of (1) in the last sentence of the definition of EBITDA."

5. In Clause 1.1, in the definition of Permitted Encumbrance, the word "or" shall be deleted at the end of sub-paragraph (m) and replaced with the word "and".

6.      A new Clause 7.16 shall be added as follows:

"7.16                                         Oilfield Chemicals Tax Prepayments
It is hereby agreed that until such date (the "Relevant Date") the Group has paid all Taxes payable in respect of the Disposal of the Oilfield Chemicals Business, Neste shall procure that in each 3 month period ending on a Quarter Date, the Original Euro Amount of all Revolving Advances and Bank Guarantees shall not exceed an amount equal to the aggregate of Euro 100,000,000 less the unpaid amount of such Taxes (up to a maximum amount of Euro 15,000,000 in respect of such unpaid Taxes) for a period of at least 10 successive Business Days. It is also agreed that in the event that if on the Relevant Date the aggregate amount of the said Taxes which has been paid by the Group is less than Euro 14,000,000 and the Net Cash Proceeds of the said Disposal (computed on the basis of the actual amount of the said Taxes which is paid) exceeds EUR 60,000,000, then an amount equal to the amount by which such Net Cash Proceeds (as so computed) exceeds the aggregate of (i) EUR 60,000,000 and (ii) the amount of any prepayment of the Term Loan Facilities made in connection with the Auditors' certification of the said Taxes pursuant to the letter dated on or about [o] February 2003 addressed by the Facility Agent to Neste shall, on the Relevant Date, be applied to prepayment of the Term Loan Facilities in accordance with the order of application set out in Clause 7.10 (Application of Prepayments)."

7. Clause 12.5.1 of the Senior Credit Agreement shall be amended as follows:

        (i) in paragraph (a) thereof (EBITDA to Total Net Interest Costs) the ratios in Column B thereof set opposite the dates set out below shall be deleted and replaced with the ratios set out below respectively opposite such dates:

             31 March 2003                                     1.40:1
             30 June 2003                                      1.45:1
             30 September 2003                                 1.55:1
             31 December 2003                                  1.70:1
             31 March 2004                                     1.75:1
             30 June 2004                                      1.80:1
             30 September 2004                                 1.90:1
             31 December 2004                                  1.95:1

      (iii) in paragraph (b) thereof (Total Net Debt to EBITDA) the ratios in Column B thereof set opposite the dates set out below shall be deleted and replaced with the ratios set out below respectively opposite such dates:

             31 March 2003                                     6.70:1
             30 June 2003                                      6.55:1
             30 September 2003                                 6.45:1
             31 December 2003                                  5.90:1
             31 March 2004                                     5.85:1
             30 June 2004                                      5.65:1
             30 September 2004                                 5.55:1
             31 December 2004                                  5.30:1

       (iv) in paragraph (c) thereof (EBITDA to Total Net Senior Interest Costs) the ratios in Column B thereof, set opposite the dates set out below shall be deleted and replaced with the ratios set out below respectively opposite such dates:

             31 March 2003                                     2.85:1
             30 June 2003                                      3.10:1
             30 September 2003                                 3.45:1

        (v) the content of paragraph (d) thereof (Cashflow to Total Funding Costs) shall be deleted and replaced with the following:

"the ratio of Cashflow to Total Funding Costs for each period of 12 months ending on each Quarter Date set out in Column A below shall not be less than the ratio set out opposite such Quarter Date in Column B below:

              Column A                                          Column B
              Quarter Date                                      Ratio

              31 March 2003                                     0.85:1
              30 June 2003                                      0.70:1
              30 September 2003                                 0.80:1
              31 December 2003                                  1.00:1
              31 March 2004                                     0.75:1
              30 June 2004                                      0.75:1
              30 September 2004                                 0.80:1
              31 December 2004                                  0.70:1
              31 March 2005                                     1.05:1
              30 June 2005                                      1.05:1
              30 September 2005                                 1.10:1
              Each Quarter Date falling after 30 September      1.10:1"
              2005